Exhibit 99.1

Newmark’s Executive Chairman Howard W. Lutnick Nominated for U.S. Secretary of Commerce

NEW YORK, NY (November 21, 2024) — Newmark Group, Inc. (Nasdaq: NMRK) (“Newmark”) Executive Chairman Howard W. Lutnick provided the following statement:

“I am deeply honored to have been nominated by President Donald J. Trump to serve as the 41st U.S. Secretary of Commerce. I look forward to this new chapter in my life, working for President Trump to promote economic growth, drive innovation, and strengthen our nation’s financial security.

Upon U.S. Senate confirmation, I will step down from my positions at Cantor, BGC, and Newmark. I intend to divest my interests in these companies to comply with U.S. government ethics rules and do not expect any arrangement which involves selling shares on the open market.

I have full confidence in the leadership of Barry Gosin, Newmark’s Chief Executive Officer, and our exceptional management team to continue to drive the success of the company, upholding the best interests of Newmark’s clients, investors, and employees.”

Newmark expects no changes to its existing corporate structure and expects to disclose further details at a later date.

About Newmark

Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. For the twelve months ended September 30, 2024, Newmark generated revenues of approximately $2.6 billion. As of that same date, Newmark’s company-owned offices, together with its business partners, operated from nearly 170 offices with more than 7,800 professionals around the world. To learn more, visit nmrk.com or follow @newmark.

Discussion of Forward-Looking Statements about Newmark

Statements in this document regarding Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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